Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

November 14, 2005

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES 2005 THIRD QUARTER RESULTS,

TENTH CONSECUTIVE PROFITABLE QUARTER,

RECORD INCOME FOR THE FIRST NINE MONTHS OF 2005,

AND OPENING OF NEW FLORIDA DISTRIBUTION FACILITY

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the quarter and nine months ended September 30, 2005.

Net sales for the third quarter of 2005 were $18,068,000, compared to $13,165,000 for the same period in 2004, an increase of 37.2%. Operating income increased 104.2% to $1,413,000, for the third quarter of 2005, compared to $692,000 for the same period in 2004. Net income for the third quarter of 2005 was $839,000, or $.33 per diluted share, compared to $667,000, or $.27 per diluted share, for the third quarter of 2004, a per share increase of 22.2%. Net income for the third quarter 2004 included a pre-tax gain of $508,000 from settlement of litigation against a former employee.

Net sales for the nine months ended September 30, 2005, were $52,103,000, compared to $39,883,000 in 2004, an increase of 30.6%. Operating income for the first nine months of 2005 was $4,520,000, compared to $2,842,000 for the same period last year, an increase of 59.0%. For the nine months ended September 30, 2005, the Company derived net income of $2,681,000, or $1.06 per diluted share, compared to $2,003,000 (including the gain of $508,000 discussed above), or $.84 per diluted share, for the same period in 2004, a per share increase of 26.2%. The nine months ended September 30, 2005 was the Company’s most profitable nine month period in the last 25 years.

The third quarter and nine month results reflect continuing strong industry demand for the Company’s products principally because of the ongoing underlying strength in the housing and construction markets in the Company’s trade area in the Southeastern United States. The significant increase in operating income during the 2005 periods was primarily attributable to productivity improvements arising from various cost control initiatives, in combination with the effect of increased sales in 2005 compared to 2004.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “The Company is optimistic that the construction industry will remain strong in its principal markets for the foreseeable future, driving demand for the Company’s products. The Company’s largest distribution facility which is located in Gulfport, Mississippi is well situated to benefit from the increased demand for products in the Southeastern United States Gulf Coast area due to rebuilding efforts in areas damaged by Hurricane Katrina. As evidence, the Gulfport distribution facility generated an approximate $1,220,000 increase in sales (approximately 122.2% over average monthly sales in 2005) immediately after the storm in the month of September 2005. In keeping with our strategy of profitable growth, the Company opened a new distribution facility in Fort Walton Beach,

Page 2 of News Release dated November 14, 2005

Florida in the third quarter of 2005 and is currently evaluating opening other facilities to better serve its customer base, including facilities aimed toward gaining market share in the hurricane damaged Gulf Coast area, as well as in other areas in the Southeastern United States, including the West Coast of Florida.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”.  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004

Net Sales	$52,103,000	$39,883,000	$18,068,000	$13,165,000

Income before taxes	$4,222,000	$3,086,000	$1,320,000	$1,129,000
Income tax expense	(1,541,000)	(1,083,000)	(481,000)	(462,000)

Net income	$2,681,000	$2,003,000	$839,000	$667,000

Basic income per share	$1.10	$.86	$.34	$.29
Diluted income per share	$1.06	$.84	$.33	$.27

Basic weighted average shares outstanding	2,433,533	2,320,523	2,455,635	2,332,880
Diluted weighted average shares outstanding	2,528,736	2,398,782	2,549,938	2,427,171